Exhibit 99.1

Noranda Aluminum Announces Preliminary Third Quarter 2009 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--October 27, 2009--Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) announced the following preliminary financial results for the third quarter of 2009:

	Three months ended September 30,			Nine months ended September 30,
	2009	2009	2008	2009	2009	2008
	Low	High	Actual	Low	High	Actual
($ in millions)	$	$	$	$	$	$
Sales	218.0	218.0	357.4	540.0	540.0	1,004.9
Operating income (loss)	(13.0)	(3.0)	32.1	(86.0)	(76.0)	109.0
Net income (loss)	1.0	8.0	(22.4)	33.0	40.0	(1.7)
Adjusted EBITDA	27.0	31.0	60.6	68.0	72.0	225.6

Note: Adjusted EBITDA is a non-GAAP financial measure and is reconciled to net income and cash flow from operating activities later in this release. See the Company’s most recent Quarterly Report on Form 10‐Q for the definition of Adjusted EBITDA.

As previously reported, on August 31, 2009 the Company completed a transaction with Century Aluminum Company (the “JV Transaction”) through which the Company became the sole owner of Gramercy Alumina LLC (“Gramercy”) and St. Ann Bauxite Limited (“St. Ann”). The Company’s third quarter 2009 financial statements will include the consolidated results of Gramercy and St. Ann after August 31, 2009 based on a preliminary determination of the fair values of assets acquired and liabilities assumed. Prior to August 31, 2009, the Company’s financial statements include the Company’s share of Gramercy and St. Ann results under the equity method of accounting for investments.

For third quarter 2009, the Company expects to report consolidated revenues of $218 million.

  External upstream revenues were $108 million in third quarter 2009. External aluminum shipments for the period totaled 77 million pounds, representing a 12% increase compared to second quarter 2009 shipments, and a 40% decrease as compared to third quarter 2008.
  Third quarter 2009 upstream revenues also included approximately $19 million from Gramercy and St. Ann external shipments of alumina and bauxite in September and $14 million from the resale of alumina inventories in excess of New Madrid’s requirements.
  We are in negotiations to sell additional alumina to optimize our capacity utilization.
  Downstream revenues were $110 million in third quarter 2009. Downstream shipment volumes were 84 million pounds in third quarter 2009, representing a 6% increase compared to second quarter 2009 and an 11% decrease compared to third quarter 2008.

Rising LME prices had a favorable impact on revenues, operating income and net income compared to second quarter 2009.

For third quarter 2009, the Company expects to report an operating loss in the range of $3 million to $13 million. This range compares to operating income of $12.4 million for second quarter 2009 and $32.1 million for third quarter 2008. Third quarter 2009 operating results include $14 million of insurance proceeds recognized in excess of claim expenses incurred to date related to the previously reported January 2009 pot line freeze at the Company’s New Madrid, Missouri aluminum smelter. Second quarter 2009 operating income included a $33.3 million favorable impact from the timing of recognition of expected insurance recoveries in relationship to expenses.

For third quarter 2009, the Company expects to report net income in the range of $1 million to $8 million, compared to a net loss of $12.1 million in second quarter 2009 and $22.4 million in third quarter 2008. In addition to the operating loss factors discussed above, third quarter 2009 net income includes the after-tax effects of a $28 million gain on debt repurchases. In third quarter 2009, the Company repurchased $81 million aggregate principal amount of debt for an aggregate price of $52 million, plus fees.

The Company ended third quarter 2009 with total debt of $1.0 billion, $256 million in cash and $191 million of locked-in value from offsetting fixed-price aluminum sales and purchase swaps.

The Company expects to file a more detailed press release regarding its third quarter 2009 results and to host an investor conference call during the week of November 3, 2009, and to file its Quarterly Report on Form 10-Q for the three months ended September 30, 2009 prior to November 16, 2009. Ranges indicated in this release are unaudited, and reflect management’s current best estimates. During the course of the preparation of final consolidated quarterly financial statements and related notes, the Company may identify items that would require material adjustments to the preliminary financial information presented in this release.

Reconciliation of Adjusted EBITDA

	Three months ended September 30,			Nine months ended September 30,
	2009	2009	2008	2009	2009	2008
($ in millions)	Low	High	Actual	Low	High	Actual
	$	$	$	$	$	$
Net income (loss)	1.0	8.0	(22.4)	33.0	40.0	(1.7)
Income taxes	2.0	13.0	(12.5)	52.0	63.0	(2.2)
Interest expense, net	13.0	13.0	19.9	43.0	43.0	65.1
Depreciation and amortization	20.0	20.0	24.6	61.0	61.0	74.0
Gain on debt repurchase	(28.0)	(29.0)	─	(193.0)	(194.0)	1.2
New Madrid power outage	(13.0)	(13.0)	─	(31.0)	(31.0)	─
Non-cash derivative gains and losses	1.0	1.0	35.3	(80.0)	(80.0)	36.4
Goodwill and intangible impairment	─	─	─	43.0	43.0	─
JV impairment	─	─	─	80.0	80.0	─
Purchase accounting	20.0	5.0	─	20.0	5.0	─
Other items, net	11.0	13.0	15.7	40.0	42.0	52.8
Adjusted EBITDA	27.0	31.0	60.6	68.0	72.0	225.6

	Nine months ended September 30,
	2009	2009	2008
($ in millions)	Low	High	Actual
	$	$	$
Cash flow from operating activities	230.0	230.0	111.7
Interest expense, net	18.0	17.0	61.1
LIFO/LCM adjustments	(10.0)	(10.0)	23.6
Gain (loss) on derivative instruments and hedging activities	(17.0)	(17.0)	─
Settlements from hedge terminations, net	(120.0)	(120.0)	─
Charges related to termination of derivatives	18.0	18.0	─
Equity in net income of investments in affiliates	1.0	1.0	3.9
Changes in asset and liabilities, net	(55.0)	(48.0)	(7.7)
Income taxes	(23.0)	(12.0)	7.7
New Madrid power outage	(31.0)	(31.0)	─
Purchase accounting	20.0	5.0	─
Other items, net	37.0	39.0	25.3
Adjusted EBITDA	68.0	72.0	225.6

Debt Balances

The following table presents the carrying values of debt outstanding as of September 30, 2009 (in thousands):

$
Noranda:
Senior Floating Rate Notes due 2014 (unamortized discount of $538 as of September 30, 2009)	67,996
Noranda AcquisitionCo:
Term B loan due 2014	349,012
Senior Floating Rate Notes due 2015	387,048
Revolving credit facility	216,930
Total debt	1,020,986
Less: current portion	–
Long-term debt	1,020,986

Hedge Positions

As of September 30, 2009, the Company had outstanding fixed-price aluminum sale and purchase swaps that were entered into to hedge aluminum shipments:

Year	Average hedged price per pound for sale swaps	Pounds hedged annually
	$	(in thousands)
2009	1.09	72,268
2010	1.06	290,541
2011	1.20	272,570
		635,379

Year	Average hedged price per pound for purchase swaps	Pounds hedged annually
	$	(in thousands)
2010	0.70	245,264
2011	0.76	231,838
		477,102

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment, fluctuating commodity prices and the Company’s ability to return its New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a private company owned by affiliates of Apollo Management, L.P.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com